Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-165065) of Anheuser-Busch InBev SA/NV of our report dated September 23, 2010, relating to the financial statements of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

September 23, 2010